As filed with the Securities and Exchange Commission on May 22, 1997.
                                                   Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                        _________________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        _________________________________

                             AMERICAN STORES COMPANY
             (Exact name of registrant as specified in its charter)

                    Delaware                       87-0207226
          (State or other jurisdiction of       (I.R.S. Employer
          incorporation or organization)     Identification Number)

              709 East South Temple
              Salt Lake City, Utah                    84102
          (Address of principal executive offices) (Zip Code)

                             AMERICAN STORES COMPANY
                   1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                             (Full title of the Plan)
                        _________________________________

                           Kathleen E. McDermott, Esq.
                   Chief Legal Officer and Assistant Secretary
                             American Stores Company
                           709 East South Temple Street
                           Salt Lake City, Utah  84102
                                  (801) 539-0112
            (Name, address and telephone number of agent for service)

                                     Copy to:
                              Eric S. Robinson, Esq.
                          Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York  10019
                                  (212) 403-1000


                                           CALCULATION OF REGISTRATION FEE

                                                 Proposed maximum             Proposed maximum
Title of securities           Amount to           offering price                  aggregate                 Amount of
to be registered(1)       be registered(2)          per share(3)              offering price(3)         registration fee
Common Stock, par value
$1.00 per share            250,000 shares             $45.75                     $11,437,500                $3,465.91

1. This Registration Statement also pertains to American Stores Company's Preferred Share Purchase Rights (the "Rights"). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held, subject to adjustment pursuant to anti-dilution provisions.

2. Plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

3.    Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, the proposed maximum offering price per share and the registration fee are based on the reported average of the high and low prices for the
      Registrant's Common Stock on the New York Stock Exchange on May 20, 1997.







         PART I  - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS1

         ITEM 1.   PLAN INFORMATION.

         ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
                   INFORMATION.


         PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

                   The following documents which have heretofore been filed by American Stores Company (the "Company") with the Secu-rities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

                   1. The Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997 (the "1996 Annual Re-port"), which incorporates by reference certain portions of the Company's 1996 Annual Report to Shareholders and the Company's Proxy Statement for its Annual Meeting of Shareholders to be held on June 17, 1997.

                   2. All reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the 1996 Annual Report, including the Company's Current Reports on Form 8-K filed with the Commission pur-suant to Section 13 or 15(d) of the 1934 Act dated February 21, 1997, April 1, 1997 and April 3, 1997.

                   3. The description of the Company's Common Stock contained on pages 25-27 of Amendment No. 2 to the Company's Registration Statement on Form S-3 (Registration No. 333-22701), dated April 1, 1997 (the "Form S-3").

                   All documents subsequently filed by the Company pur-suant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indi-cates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

         ITEM 4.   DESCRIPTION OF SECURITIES.

                   Not Applicable.

         1    This information is not required to be included in, and is not incorporated by reference in, this Registration Statement.







         ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

                   Kathleen E. McDermott, Chief Legal Officer for the Company, who has rendered an opinion on the legality of the securities being registered, is paid a salary by the Company, is a participant in various employee benefit plans offered to employees of the Company (including the plan under which the securities being registered are to be issued) and owns Common Stock of the Company.

         ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                   Delaware General Corporation Law Section 145 contains provisions permitting and, in some situations, requiring Dela-ware corporations, such as the Company, to provide indemnifica-tion to their officers and directors for losses and litigation expense incurred in connection with their service to the corpo-ration in those capacities. The Company also maintains a di-rectors' and officers' liability insurance policy.

                   Article Nine of the Restated Certificate of Incorpo-ration of the Company provides the following:

                   9.01 Elimination of Certain Liability of Directors. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability
         (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Dela-ware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corpora-tion shall be eliminated or limited to the fullest extent per-mitted by the Delaware General Corporation law, as so amended.

                   Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                   9.02  Indemnification and Insurance.

                   (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "pro-ceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Direc-tor or officer of the Corporation or while serving as a Direc-tor or officer of the Corporation is or was also serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint ven-ture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harm-less by the Corporation to the fullest extent authorized by the Delaware General Corporation law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permit-ted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees,









         judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indem-nification shall continue as to a person who has ceased to be a Director or officer, and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corpora-tion shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was au-thorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right (which may not be reduced or limited by any repeal or modification of this Section 9.02) and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final dispo-sition; provided, however, that, if the Delaware General Corpo-ration Law requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, includ-ing, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the company of an undertaking, by or on behalf of such Director of officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers.

                   (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of such con-duct set forth in the Delaware General Corporation Law nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                   (c) Non-Exclusivity of Rights. The right to indem-nification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agree-ment, vote of stockholders or disinterested Directors or other-wise.









                   (d) Insurance. The Corporation may maintain insur-ance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corpo-ration, partnership, joint venture, trust or other enterprise against any such expense, liability or loss whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware Gen-eral Corporation Law.

         ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

                   Not Applicable.

         ITEM 8.   EXHIBITS.

         Exhibit Number      Description of Exhibits

              4.1 American Stores Company 1997 Stock Plan for Non-Employee Directors

              5.1            Opinion of Counsel

             24.1            Consent of Ernst & Young LLP, Independent
                             Auditors

             24.2            Consent of Counsel (Contained in Exhibit 5)

         ITEM 9.   UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the regis-tration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the reg-istration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously dis-closed in the registration statement or any ma-terial change to such information in the regis-tration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in peri-odic reports filed by the registrant pursuant to Section 13 or
         Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.









              (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relat-ing to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of any employee benefit plan's annual report pursu-ant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and con-trolling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appro-priate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.




















                                    SIGNATURES

                   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on May 20, 1997.

                                       AMERICAN STORES COMPANY


                                       By:/s/ Teresa Beck
                                          Teresa Beck, Chief Financial
                                          Officer (Principal Financial
                                          and Accounting Officer)



                                Power of Attorney

         KNOW ALL MEN BY THESE PRESENTS:

                   That the undersigned officers and directors of American Stores Company, a Delaware corporation, do hereby constitute and appoint Victor L. Lund and Teresa Beck, and each one of them, the lawful attorneys and agents, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

                   IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

                   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the fol-lowing persons in the capacities and on the date indicated.

              SIGNATURES                  TITLE                 DATE

         /s/ Victor L. Lund      Chairman of the Board,       May 20, 1997
         Victor L. Lund          Chief Executive Officer
                                 and Director (Principal
                                 Executive Officer)





              SIGNATURES                  TITLE                 DATE
    /s/Teresa Beck            Chief Financial Officer         May 20, 1997
    Teresa Beck               (Principal Financial and
                              Accounting Officer)

    /s/Pamela G. Bailey       Director                        May 20, 1997
    Pamela G. Bailey

    /s/Henry I. Bryant        Director                        May 20, 1997
    Henry I. Bryant

    /s/Louis H. Callister     Director                        May 20, 1997
    Louis H. Callister

    /s/Arden B. Engebretsen   Director                        May 20, 1997
    Arden B. Engebretsen

    /s/James B. Fisher        Director                        May 20, 1997
    James B. Fisher

    /s/Fernando R. Gumucio    Director                        May 20, 1997
    Fernando R. Gumucio

    /s/Leon G. Harmon         Director                        May 20, 1997
    Leon G. Harmon

    /s/Donald B. Holbrook     Director                        May 20, 1997
    Donald B. Holbrook

    /s/John E. Masline        Director                        May 20, 1997
    John E. Masline

    /s/Barbara S. Preiskel    Director                        May 20, 1997
    Barbara S. Preiskel

    /s/J. L. Scott            Director                        May 20, 1997
    J. L. Scott





    /s/Arthur K. Smith        Director                        May 20, 1997
    Arthur K. Smith







                                  EXHIBIT INDEX


         EXHIBIT                                              SEQUENTIAL
         NUMBER      DOCUMENT DESCRIPTION                     PAGE NUMBER

            4.1      American Stores Company 1997 Stock
                     Plan for Non-Employee Directors.......       *

            5.1      Opinion of Counsel....................

           24.1      Consent of Ernst & Young LLP,
                     Independent Auditors..................

           24.2      Consent of Counsel (contained in
                     Exhibit 5.1)





























         * Incorporated by reference from Exhibit C to the Company's Proxy Statement dated May 2, 1997.